Exhibit 10.1

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT is entered into as of October 28, 2008, by and between ABOVENET, INC., a Delaware corporation (the “Purchaser”), and William LaPerch (the “Selling Stockholder”).

RECITALS

WHEREAS, the Selling Stockholder owns shares of common stock of the Purchaser (“Common Stock”);

WHEREAS, the Purchaser has offered to purchase from the Selling Stockholder on the terms set forth in this Agreement 2,000 shares of Common Stock, which shares of Common Stock were delivered to the Selling Stockholder in December 2007 pursuant to previously granted restricted stock units (the “Shares”); and

WHEREAS, the Selling Stockholder desires to sell the Shares to the Purchaser pursuant to this Agreement.

AGREEMENT

NOW, THEREFORE, the Purchaser and the Selling Stockholder, intending to be legally bound, hereby agree as follows:

SECTION 1.         SALE AND PURCHASE OF SHARES

1.1          Sale and Purchase of Shares.   At the Closing (as defined below), the Selling Stockholder shall sell, assign, transfer and deliver the Shares to the Purchaser, and the Purchaser shall purchase the Shares from the Selling Stockholder, on the terms and subject to the conditions set forth in this Agreement.

1.2          Purchase Price.   The aggregate purchase price payable by the Purchaser for the Shares shall be $100,140.00 (the “Purchase Price”), representing a per share purchase price of $50.07.

1.3          Closing.

(a)       The closing of the sale of the Shares to the Purchaser (the “Closing”) shall take place at the offices of the Purchaser at 10:00 a.m. (New York time) on the second business day following the execution and delivery of this Agreement by the Purchaser and Selling Stockholder or at such other time and/or date as the Purchaser and the Selling Stockholder shall mutually agree (the “Closing Date”).

(b)       At the Closing, the Selling Stockholder shall deliver to the Purchaser the stock certificate(s) representing the Shares, duly endorsed (or accompanied by a duly executed stock power), and the Purchaser shall pay the Purchase Price to the Selling Stockholder by check payable to the Selling Stockholder.

SECTION 2.        REPRESENTATIONS AND WARRANTIES OF THE SELLING STOCKHOLDER

The Selling Stockholder represents and warrants to and for the benefit of the Purchaser as follows:

2.1          Authority; Binding Nature of Agreement.   The Selling Stockholder has the full power and authority to enter into and consummate the transaction contemplated by this Agreement, and has duly executed and delivered this Agreement. This Agreement constitutes a valid, legal and binding obligation of the Selling Stockholder, enforceable against the Selling Stockholder in accordance with the terms hereof, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, receivership, moratorium or other laws relating to or affecting the rights of creditors generally, and by general equity principles (regardless of whether such enforcement is considered a proceeding in equity or at law).

2.2          Title to Stock.   The Selling Stockholder is the legal and beneficial owner and holder of the Shares to be sold to the Purchaser pursuant to this Agreement free and clear of any lien or other encumbrance (other than restrictions on transfer under applicable securities law). On the Closing Date, the Purchaser will acquire good title to the Shares, free of any lien or other encumbrance (other than restrictions on transfer under applicable securities law).

2.3          Legal Proceeding.   There is no legal proceeding pending, and no person has threatened to commence any such proceeding, that may have an adverse effect on the ability of the Selling Stockholder to comply with or perform the Selling Stockholder’s covenants or obligations under this Agreement.

2.4          Disclosure.   The Selling Stockholder acknowledges and agrees that the Purchaser has made available information regarding the Purchaser’s current and historical financial results, including the Purchaser’s Annual Report on Form 10-K for the year ended December 31, 2007, in order for the Selling Stockholder to evaluate the merits and risks of the decision to sell the Shares to the Purchaser. The Selling Stockholder has had an opportunity to ask questions of, and receive satisfactory answers from, the Purchaser concerning the terms and conditions of the transaction contemplated by this Agreement and the business of the Purchaser, and all such questions have been answered to the complete satisfaction of the Selling Stockholder. The Selling Stockholder acknowledges that he has not received any representations or warranties (other than those specifically set forth in this Agreement) in making his decision to sell the Shares under this Agreement.

SECTION 3.        REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser represents and warrants to and for the benefit of the Selling Stockholder as follows:

3.1          Authority; Binding Nature of Agreement.   The Purchaser has the full power and authority to enter into and consummate the transaction contemplated by this Agreement, has duly authorized the execution, delivery and performance of this Agreement and has duly executed and delivered this Agreement. This Agreement constitutes a valid, legal and binding obligation of the Purchaser, enforceable against it in accordance with the terms hereof, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, receivership, moratorium or other laws relating to or affecting the rights of creditors generally, and by general equity principles (regardless of whether such enforcement is considered a proceeding in equity or at law).

3.2          Acquisition of Shares.   The Purchaser is not acquiring the Shares with the current intention of making a public distribution thereof.

SECTION 4.        STANDSTILL AGREEMENT

4.1          Standstill.   During the period commencing on the day following the Closing Date and ending on the earlier to occur of (a) the six months after the date that the Purchaser becomes current with respect to its periodic filings required under the Securities Exchange Act of 1934 and (b) such time as the Common Stock is listed on a national securities exchange, the Selling Stockholder shall not, and shall not enter into any agreement, arrangement or undertaking to, sell, assign, transfer, pledge, gift, permit to exist any lien on or otherwise dispose of any shares of Common Stock or other securities of the Purchaser.

SECTION 5.        TERMINATION

5.1          Termination Event.   This Agreement may be terminated prior to the Closing by the mutual consent of the Purchaser and the Selling Stockholder.

SECTION 6.         MISCELLANEOUS PROVISIONS

6.1          Further Assurances.   Each party hereto shall execute and/or cause to be delivered to the other party hereto such instruments and other documents, and shall take such other actions, as such other party may reasonably request (prior to, at or after the Closing) for the purpose of carrying out or evidencing the transaction contemplated by this Agreement.

6.2          Headings.   The underlined headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

6.3          Counterparts.   This Agreement may be executed in counterparts (including by facsimile), both of which shall constitute an original and which, when taken together, shall constitute one agreement.

6.4          Governing Law.   This Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the State of New York (without giving effect to principles of conflicts of laws).

6.5          Successors and Assigns.   This Agreement shall be binding upon (a) the Purchaser and its successors and assigns (if any) and (b) the Selling Stockholder and its personal representatives, executors, administrators, estates, heirs, successors and assigns (if any).

6.6          Amendments.   This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of the Purchaser and the Selling Stockholder.

6.7          Severability.   Any term or provision of this Agreement that is invalid or unenforceable shall not affect the validity or enforceability of the remaining terms and provisions hereof. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.

6.8          Entire Agreement.   This Agreement sets forth the entire understanding of the parties relating to the subject matter thereof and supersedes all prior agreements and understandings between the parties relating to the subject matter thereof.

6.9          Construction.

(a)       For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

(b)       The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

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The parties hereto have caused this Agreement to be executed and delivered as of date first written above.

ABOVENET, INC.

By:	/s/ Robert Sokota
Name: Robert Sokota
Title: SVP & General Counsel

SELLING STOCKHOLDER

/s/ William LaPerch

STOCK POWER

FOR VALUE RECEIVED, William LaPerch hereby sells, assigns and transfers unto AboveNet, Inc. (2,000) shares of the Common Stock of AboveNet, Inc. standing in his name on the books of said Corporation, represented by Certificate Number(s) AN2716 herewith, and do hereby irrevocably constitute and appoint American Stock Transfer and Trust Company attorney to transfer said stock on the books of said Corporation with full power of substitution in the premises.

Dated:	10/28/08	/s/ William LaPerch
William LaPerch